Exhibit 4.2
FIRST AMENDMENT
OF
OPTUM PARTNER SERVICES
EXECUTIVE SAVINGS PLAN

WHEREAS, Optum Medical Services, P.C. (“Optum”), has established and maintains the Optum Partner Services Executive Savings Plan (the “ESP”) for the benefit of a select group of management or highly compensated employees of Optum and certain of its affiliates, most recently amended and restated, effective as of January 1, 2021; and

WHEREAS, the OptumCare Employee Benefits Plans Committee wishes to amend the ESP document, effective as October 1, 2021, to permit additional forms of distribution from the ESP.

NOW, THEREFORE, BE IT RESOLVED, that the ESP document is hereby amended in the following respects, effective as of the date set forth below:

1.    SPECIFIED DATE WITHDRAWALS. Section 9.8.1(c) to the ESP document is amended by striking the last sentence thereof, effective as of October 1, 2021.

3.    SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the ESP document shall continue in full force and effect.

IN WITNESS WHEREOF, the Chairperson of the OptumCare Employee Benefits Plans Committee pursuant to the authority delegated to her, has caused these presents to be executed, as of the date and year set forth below.

Dated: September 27, 2021

/s/ Jennifer Donahue, M.D.
Jennifer Donahue, M.D.
Senior Vice President and Chief Medical Officer
ProHealth Physicians, P.C.